Exhibit 10.21



                                                     October 20, 2005

James D. Aramanda
50 East Saddle River Road
Saddle River, New Jersey  07458

Dear Jim:

     This employment agreement outlines our understandings concerning your position as a Group President of Automatic Data Processing, Inc. ("ADP").

     ADP and you agree as follows:

     1. Employment and Term.

     a. You shall be employed by ADP as a Group President, in accordance with the direction, and subject to the authority and control of, ADP's President and Chief Operating Officer. In your position as a Group President, ADP's Brokerage Service Group, Dealer Services Group and Claims Services Group will initially report to you.

     b. You shall devote your full business time, energy and skill, on an exclusive basis, to the business and affairs of ADP and will use your business time, energy and skill to promote the business and interests of ADP and any and all of the ADP divisions, subsidiaries and affiliates.

     c. As a condition of your employment, you agree to abide by and be bound by the terms, conditions and provisions of paragraphs 1, 2, 3, 4, 5, 6, 7 and 9 of Exhibit A ("the Restrictive Covenant") which are incorporated by reference into this employment agreement.

     d. The initial term of this employment agreement shall be for a period of three years. This employment agreement shall automatically continue after its initial term unless and until either of us gives the other 120 days prior written notice that this employment agreement shall terminate at the end of the initial term or, if later, 120 days after the date such notice is given.

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     2. Compensation and Benefits.

     a. ADP shall initially pay you a salary of $525,000 per annum. ADP shall review your salary annually beginning April 1, 2007. Your salary may not be decreased during the term of this employment agreement.

     b. Your target bonus for each fiscal year (i.e. July 1 to June 30) shall be 60% of your salary. You will be guaranteed 100% of your bonus target for fiscal year 2006 if you start employment by December 1, 2005. Other than as set forth in the immediately preceding sentence, the actual bonus paid to you for each fiscal year shall be based upon your and ADP's accomplishments in relation to pre-established performance goals.

     c. ADP shall pay you a one-time bonus of $450,000 within 30 days after your start date or at a later date if desired. If you voluntarily leave ADP or are terminated pursuant to paragraph 9a within 2 years of your start date, you must repay to ADP such bonus payment of $450,000. In the event of your death or you becoming disabled as defined in paragraph 9b within 2 years of your start date, the repayment to ADP shall be prorated by multiplying $450,000 by a fraction consisting of a numerator being the number of months between the date of your death or the date you become disabled under paragraph 9b and the 2 year anniversary of your start date and a denominator of 24.

     d. ADP shall also pay you a bonus of $840,000 on or about February 1, 2006. In the event that you voluntarily terminate your employment or are terminated pursuant to paragraph 9a within 1 year of your start date, you shall repay to ADP this $840,000 bonus within 30 days of your last date of employment. In the event of your death or you becoming disabled as defined in paragraph 9b within 1 year of your start date, the repayment to ADP shall be prorated by multiplying the bonus payment under this paragraph by a fraction consisting of a numerator being the number of months between the date of your death or the date you become disabled under paragraph 9b and the 1 year anniversary of your start date and a denominator of 12.

     e. You shall also be entitled to participate in all of ADP's then current pension, 401(k), medical and health, life, accident, disability and other insurance programs, stock purchase and other plans and arrangements that are generally available to other ADP executives in accordance with their terms.

     3. Restricted Stock.

     a. You shall receive the following grants of ADP performance-based restricted stock within 30 days of your start date as follows: (i) 20,000 shares whose restrictions will lapse on January 1, 2007; and (ii) 20,000 shares whose restrictions will lapse on January 1, 2008. The above and

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any  subsequent  grants  of  restricted  stock  that  may be  made  to you  from time-to-time shall be subject to the terms and policies governing ADP's Key Employees' Restricted Stock Plan.

     b. You shall be granted 4,125 shares of performance-based restricted stock for ADP fiscal year 2007. The restrictions on this grant shall lapse in accordance with the terms of the plan.

     4. Stock Options. You shall be offered an initial stock option grant of 67,000 shares on or about January 2006. If accepted, such options will vest in accordance with the terms of the grant including the Restrictive Covenants. Normal additional grants shall be in the range of 33,500 options per year. Such grants are presently made in January.

     5. SORP

     a. As an officer of ADP, you shall be eligible to participate in the Automatic Data Processing, Inc. Supplemental Officers Retirement Plan (the "SORP") effective January 1, 2006 in accordance with the provisions of the SORP.

     b. In the event ADP terminates your employment for any reason other than "for cause" or for a permanent or serious disability or upon your death before you vest in the SORP, ADP shall pay you, beginning upon your reaching 60, the sum of $65,800 per year for 15 years ("the guarantee period"). In the event ADP terminates your employment as the result of a disability pursuant to paragraph 9b or upon your death before you vest in the SORP, ADP shall pay a sum per year which is determined by multiplying $65,800 by a fraction consisting of a numerator that is the number of months you worked at ADP at the time your employment was terminated due to your death or for a disability and a denominator of 60, which payments shall begin after the date of the termination of your employment and continue for 15 years ("the guarantee period II"). Should you predecease the completion of the applicable guarantee period, your designated beneficiary will continue to receive the benefit for the remainder of the applicable guarantee period. This paragraph 5b shall become null and void once you begin vesting in the SORP.

     6. Change in Control. You, as an officer of ADP, shall be eligible to participate in the ADP Change In Control Severance Plan for Corporate Officers.

     7. Motor Vehicle Allowance. You shall be entitled to participate in ADP's Executive Fleet Program on the same basis as other participants.

     8. Golf Membership Reimbursement. In the event you are required to repay Mellon any country club or golf fee upon leaving its employment, ADP shall reimburse you the amount of such repayment. ADP shall calculate any

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such  reimbursement  to you to account for normal and ordinary  tax  liabilities incurred by you as a result of the reimbursement payment by ADP so that you shall receive a payment representing the costs of your repayment to Mellon.

     9. Termination and Severance Payments.

     If your employment with ADP is terminated, you will receive the following compensation:

     a. If you are discharged for cause, ADP's obligation to make payments to you shall cease on the date of such discharge. As used herein, the term "for cause" shall cover circumstances where ADP elects to terminate your employment because you have (i) been convicted of a or pled nolo contendere to a criminal act for which the punishment under applicable law may be death or imprisonment for more than one year, (ii) willfully or recklessly failed or refused to perform your material obligations as a Group President and such failure or refusal shall continue during the 30 day period following the receipt by you of written notice from ADP of such failure or refusal, (iii) committed any act or omission of gross negligence in the performance of your material duties hereunder and failed to take appropriate corrective action, if such act or omission is susceptible of correction, during the 30 day period following the receipt by you of written notice from ADP of such act or omission of gross negligence, (iv) committed any act of willful or reckless misconduct, or (v) violated ADP's Code of Business Conduct and Ethics, a copy of which can be found at www.adpcorp.com under "About ADP", Ethics, Code of Business Conduct and Ethics .

     b. If you become permanently and seriously disabled as defined under ADP's Long Term disability plan then in effect, so that you are absent from your office due to such disability and otherwise unable substantially to perform your services hereunder, ADP may terminate your employment. ADP shall continue to pay you your full compensation up to and including the effective date of your termination for disability. If your death occurs during the initial or subsequent term of this employment agreement, ADP's obligation to make payments to you shall cease on the date of your death. Notwithstanding the foregoing, you shall be eligible for a pro-rated bonus based upon the number of months you worked in the fiscal year at the time of your death or the effective date of your termination due to a disability.

     c. If you elect to resign from ADP, ADP's obligation to make payments to you shall cease on the date your employment ends. If you voluntarily terminate your employment because ADP, without your prior written consent, materially reduces your duties and responsibilities from those of a Group President, you shall be considered to have been

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involuntarily  terminated  without  cause for the  purposes  of this  employment agreement. Notwithstanding the foregoing, the disposition of a business unit reporting to you or the relocation of your primary office within the continental United States shall not qualify as events making a voluntary termination an involuntary termination without cause for the purposes of this employment agreement.

     d. If during the first 3 years of your employment, ADP terminates your employment for any reason other than "for cause" or for a disability as set forth in paragraph 9b or upon your death, you will be paid your then annual salary under paragraph 2a through the date which is three years from the date on which you start employment with ADP. You shall also be able to exercise any stock options that vest and keep any restricted stock whose restrictions lapse by the date which is three years from the date on which you start employment with ADP.

     e. If after the first 3 years of your employment, ADP terminates your employment for any reason other than "for cause" or for a permanent or serious disability or upon your death, you will receive severance payments as follows:

     (i) if the date of termination is prior to you reaching 60 years of age, 2 years of severance pay (including base salary and target bonus); and

     (ii) if the date of termination is after you reach 60 but prior to reaching 65, 1 year of severance pay (including base salary and target bonus). You shall also be able to exercise any stock options that vest and keep any restricted stock whose restrictions lapse during the time periods set forth in paragraphs 9e(i) or 9e(ii). Additional severance benefits may be offered to you in accordance with any Severance Pay Policy of ADP in effect at the time of the termination of employment. You will have to execute a General Release as prepared by ADP pursuant to its Severance Pay Policy in effect at the time of termination as a condition of receiving any severance payments under this paragraph.

     10. Miscellaneous

     a. All notices shall be sent to the parties by hand delivery or by certified or registered mail at the addresses set forth above or to any changed address which may be given in writing hereafter. All notices to ADP shall include two copies to ADP at One ADP Boulevard, Roseland, New Jersey 07068 (one copy to the attention of its General Counsel and the other copy to the attention of its President). Unless hand delivered, notices shall be deemed given three business days following the date deposited in the U.S. mails or one business

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day following the date of delivery to a nationally  recognized overnight courier service.

     b. In the event that this employment agreement or any provision hereof is declared invalid, unenforceable or illegal by any court, agency, commission or arbitrator(s) having jurisdiction hereof or thereof, neither party shall have any cause of action or claim against the other by reason of such declaration of invalidity, unenforceability or illegality; and any such declaration concerning any provision hereof shall not affect, impair or invalidate the remainder of this employment agreement, but shall be confined in its operation to that provision hereof only and the remainder of this employment agreement shall remain in full force and effect. The parties hereto agree to substitute the invalid, unenforceable or illegal provision by a valid, enforceable or legal one which corresponds to the spirit and purpose of the invalid, unenforceable or illegal provisions to the greatest extent possible.

     c. This employment agreement may not be changed, modified or amended in any manner except by an instrument in writing signed by all parties hereto.

     d. This employment agreement is personal to each of the parties hereto and no party hereto may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

     e. The headings contained in this employment agreement are for reference purposes only and shall not affect the meaning or interpretation of this employment agreement.

     f. No failure or delay on the part of any party hereto in the exercise of any right hereunder in enforcing or requiring the compliance or performance by the other party of any of the terms and conditions of this employment agreement shall operate as a waiver of any such right, or constitute a waiver of a breach of any such terms and conditions, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right, nor shall any of the aforementioned failures or delays affect or impair such rights generally in any way. The waiver by any party of a breach of any term or condition of this employment agreement by the other party shall neither operate as nor be construed as a waiver of any subsequent breach thereof.

     g. This employment agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of New Jersey, without giving effect to its conflicts of laws principles. Any lawsuits arising out of or in connection with this employment agreement shall be brought in the Superior Court of New Jersey, Bergen County, or the Federal District Court of the District of New Jersey. You and ADP hereby consent to the jurisdiction

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and venue of such courts.  You and ADP waive any right to a trial by jury of any such lawsuit.

     If the foregoing correctly sets forth our understandings, please sign this employment agreement where indicated, whereupon it will become a binding agreement between us.
                                         Automatic Data Processing, Inc.



                                         By:   /s/ Gary Butler
                                            -----------------------------------
                                                   Gary Butler, President
                                                   and Chief Operating Officer

Accepted and Agreed:

/s/ James D. Aramanda
----------------------
    James D. Aramanda

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                                    EXHIBIT A


ADP Logo

                              Restrictive Covenant

     In my position(s) with Automatic Data Processing, Inc., its subsidiaries and affiliates (collectively "ADP"), I participate in policy decisions and have access to ADP's confidential information and trade secrets. I enjoy substantial compensation and benefits from ADP and am participating substantially in its 2000 Stock Option Plan. Since it is in ADP's best interests that all employees in executive positions execute restrictive covenants, I agree as follows:

     1. During the period that I am an ADP employee and ending twelve months after the date I cease to be an ADP employee for any reason whatsoever (the "Non-Competition Period"), I will not, provided that I have been an ADP employee for at least six months, directly or indirectly, become or be interested in, employed by, or associated with in any capacity, any person, corporation, partnership or other entity whatsoever (a "Person") engaged in any aspect of ADP's businesses or businesses ADP has formal plans to enter on the date I cease to be an ADP employee (the "Termination Date"), in a capacity which is the same or similar to any capacity in which I was involved during the last two years of my employment by ADP. The restrictions set forth in this paragraph 1 shall apply only to the businesses or businesses that ADP has formal plans to enter with which I was involved. After the Termination Date, however, nothing shall prevent me from owning, as an inactive investor, securities of any competitor of ADP which is listed on a national securities exchange. Furthermore, after the Termination Date, I may become employed in a separate, autonomous division of a corporation provided such division is not a competitor of ADP.

     2. During and after my employment by ADP, I will not use, or disclose to any Person any confidential information, trade secrets and proprietary information of ADP, its vendors, licensors, marketing partners or clients, learned by me during my employment and/or any of the names and addresses of clients of ADP. I acknowledge that I am prohibited from taking any confidential, proprietary or other materials or property of ADP with me upon termination of my employment. Upon termination of my employment, I shall return all ADP materials (including, without limitation, all memoranda and notes containing the names, addresses and/or needs of ADP clients and bona fide prospective clients) in my possession or over which I exercise control, regardless of whether such materials were prepared by ADP, me or a third party.

     3. During the Non-Competition Period, I shall not, on my behalf or on behalf of any other Person, directly or indirectly, solicit, contact, call upon, communicate with or attempt to communicate with any Person which was a client or a bona fide prospective client of ADP before the Termination Date to sell
(license or lease) any software or service competitive or potentially competitive with any software or services sold, licensed, leased, provided or under development by ADP during the two-year period prior to the Termination Date, provided that the restrictions set forth in this paragraph 3 shall only apply to clients or bona fide prospective clients of businesses of ADP with which I was involved.

     4. During the Non-Competition Period, I will not, directly or indirectly, hire, contract with, solicit, or encourage to leave ADP's employ any ADP employee, or hire or contract with any former ADP employee within one year after the date such person ceases to be an ADP employee.

     5. During my employment by ADP, I shall not accept any position (unless such position is to commence after my employment ceases), compensation, reimbursement or funds, or their equivalent, from any Person engaged in any business in which ADP is engaged.

     6. A violation of the foregoing covenants not to compete, not to disclose, not to solicit and not to hire will cause irreparable injury to ADP. ADP shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining me from performing, and continuing in the performance of, any such violation.

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     7. I understand and acknowledge  that ADP shall have the sole and exclusive rights to anything relating to its actual or prospective business which I conceive or work on, either in whole or in part, while employed by ADP and that all such work product may be property of ADP as "works for hire" under federal
copyright  law  and  may  also  constitute  ADP   confidential  and  proprietary
information. Accordingly, I:

     (a) will promptly and fully disclose all such items to ADP and will not disclose such items to any other person or entity without ADP's prior consent;

     (b) will maintain on ADP's behalf and surrender to ADP upon termination of my employment appropriate written records regarding all such items;

     (c) will, but without personal expense, fully cooperate with ADP, execute all papers and perform all acts requested by ADP to establish, confirm or protect its exclusive rights in such items or to enable it to transfer legal title to such items, together with any patents that may be issued;

     (d) will, but without personal expense, provide such information and true testimony as ADP may request regarding such items including, without limitation, items which I neither conceived nor worked on but regarding which I have knowledge because of my employment with ADP;

     (e) hereby assign to ADP, it successors and assigns, exclusive right, title and interest in and to all such items, including any patents which have been or may be issued; and

     (f) state that only such items in which I personally hold or claim an interest and which are not subject to this Agreement are listed on the Ownership Schedule attached hereto. The absence of an Ownership Schedule means that no such items exist.

     8. My obligations under this Agreement shall be binding upon me regardless of which office(s) of ADP I am employed at or position(s) I hold and shall inure to the benefit of any successors or assigns of ADP. This Agreement supplements and does not supersede any prior agreement(s) on the subject matter addressed herein.

     9. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey. I acknowledge that the terms of this Agreement are reasonable and that I have had a reasonable opportunity to consult with an attorney before agreeing to the terms of this Agreement.